Exhibit 10.19

House Lease Agreement

Lessor (Party A): Zibo Drug Purchasing & Supply Station of Shandong Province
Lessee (Party B): Zibo HongmaoPharmaceuticalSales Co., Ltd.

Based on the principles of mutual benefit, friendly cooperation and co-development, Party A and Party B have entered the following Agreement on leasing office building:
I.
Party A leases No. 2 warehouse of Storage &Transportation Office(500 square meters), the first room in the west of the 1st floor of south building and the first room in the west of north building garage (400 square meters) to Party B and the lease term is 24 months.

II.	The annual rent and payment method: The annual rent is RMB53,600, which shall be settled half in the first month, and the rest shall be settled in the seventh month, in the payment way of cash.
III.
Party B shall guarantee that the leased house must comply with the state construction quality acceptance standard, and be equipped with the fireproof, antitheft and anti-pests facilities, in order to meet the drugs storage conditions; Party A shall assume all the losses aroused by the problems such as leakage of rain and fire.

IV.
During the lease term, Party B shall guarantee the safety of the warehouse (including anti-theft door and prevention for unlocking theft) and thedaily maintenance and keeping of warehouse; if Party B doesn’t use the warehouse normally, which causes losses owing to the reason of Party A, Party A shall assume all the responsibilities; meantime, Party B has right to terminate the Contract.

V.	Party B shall be responsible for the goods management and safety in the warehouse.
VI.
Party B has the right to use the leased warehouse, but it shall not be subleased or changed for other usage. Party B shall provide the written description on the name, category, performance, dangerous level and toxicity of the goods stored, for taking the corresponding measures.

VII.	Party B shall abide by the relevant safety regulations of Party A’s warehouse and Party A shall not interfere with Party B’s normal work.
VIII.
The valid period of the Agreement is 24 months from January 1, 2010 to December 31, 2011. The total rent is RMB 107,200. If Party B needs to extend the period or terminate the agreement, it shall notify the other party one month in advance.

IX.	During the lease term, Party B shall be responsible for the warehouse fire-fighting equipment supporting and annual inspection.
X.	Matters unmentioned here shall be solved by both parties through negotiation.
XI.	The Agreement has two copies, with both parties holding one respectively; and it shall take effect after being signed by both parties.

Party A: Zibo Drug Purchasing & Supply Station of Shandong Province	Party B: Zibo Hongmao Pharmaceutical Sales Co., Ltd.
Signature of principal: Wang Xintong	Signature of principal: Chen Hongsheng
January 1, 2011